EXHIBIT 99.1

Net Asset Value

We calculate net asset value (“Net Asset Value”) in accordance with our valuation policies and procedures. The table that follows provides a breakdown of the major components of our Net Asset Value as October 31, 2025 ($ in thousands):

Components of Net Asset Value
Investments at fair value (cost of $241,993)	$244,382
Cash and cash equivalents	101
Other liabilities	(221)
Net Asset Value	$244,262